SUBLICENSE AGREEMENT

This SUBLICENSE AGREEMENT ("Agreement") is effective as of February 1, 2005 (the "Effective Date"), by and between Morria Biopharmaceuticals Inc. ("Licensor") and Morria Biopharmaceuticals Plc. ("Licensee").

WHEREAS, Licensor and Yissum Research and Development Company of the Hebrew University of Jerusalem ("Yissum") entered on November 27, 2002 into an Exclusive License Agreement (the "Yissum Agreement"1) attached hereto as Exhibit A, pursuant to which Yissum granted Licensor an exclusive, sublicensable, worldwide right and license to the Licensed Technology to make, have made, use, market, sell, have sold, offer to sell, import, license and distribute the Licensed Technology in the Field (the "Yissum License"); Capitalized terms not defined herein shall have the meaning ascribed to them in the Yissum Agreement; and

WHERAS, Licensor wishes to grant Licensee an exclusive sub-license under the Yissum License;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Article 1 Sub-License Grant

Section 1.1 Licensor hereby grants to Licensee, for the term of this Agreement, an exclusive, worldwide, royalty-free, sub-licensable license to all of Licensor's rights in the Licensed Technology to make, have made, use, market, sell, have sold, offer to sell, import, license and distribute the Licensed Technology in the Field (the "Sub-License")

Section 1.2 Licensee warrants and represents that it has read and understood the Yissum Agreement and that it shall comply at all times with the terms and conditions of the Yissum Agreement as they apply to it, being a sub-licensee of the Licensed Technology

Article 2. Reservation and Limitation of Rights.

Section 2.1. Reservation to Licensor, All rights not expressly granted to Licensee in Article 1 are reserved to Licensor,

Section 2.2. Licensee shall, at its sole expense, comply at all times with all applicable laws and regulations pertaining to the use of the Licensed Technology, pursuant to this sublicense.

Section 2.3. Licensee shall not have rights or obligations with respect to the Licensed Technology that exceed the rights granted to and the obligations undertaken by Licensor in the Yissum Agreement.

Article 3. Termination.

Section 3.1. Term. This Agreement shall commence on the Effective Date and shall continue until termination of the Yissum Agreement.

Section 3.2. After Termination Upon termination of this Agreement, Licensee shall immediately discontinue all use of the Licensed Technology

Article 4. Miscellaneous

Section 4.1. Amendment: Headings. This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by Licensor and Licensee. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.2. Amendment to the Yissum Agreement. Licensor herby undertakes not to modify, amend, supplement or alter the Yissum agreement without receiving prior written approval from licensee for such amendment.

Section 4.3. Entire Agreement. This Agreement contains all of the agreements agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of any kind between the parties regarding the subject matter.

Section 4.4. Waivers. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.

Section 4.5. Notices. Any notice given by either party in accordance with this Agreement shall be made in writing and delivered by fax and by registered mail or by courier.

Section 4.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

Section 4.7. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the state of Israel and the courts in Tel Aviv, Israel shall have the exclusive jurisdiction over any dispute relating to this agreement ..

Section 4.8. Assignment. Licensee may not assign this Agreement or any of the rights and obligations herein without the prior written consent of Licensor.

Section 4.9. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction and any such provision, to the extent invalid or unenforceable, shall be replaced by a valid and enforceable provision which comes closest to the intention (the parties underlying such invalid or unenforceable provision.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

MORRIA BIOPHARMACETICALS INC.		MORRIA BIOPHARMACEUTICALS PLC.

By:	/s/ Yuval Cohen	By:	/s/ Yuval Cohen
Name: Yuval Cohen		Name: Yuval Cohen
Title: CEO		Title: Managing Director

Exhibit A

Exclusive License Agreement